EXHIBIT 99.0

Data I/O Provides Update on Operations

Amid COVID-19 Outbreaks in China

Redmond, WA, March 29, 2022 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security deployment solutions for flash, flash-memory based intelligent devices and microcontrollers, today provided an update on operations relating to the Russia invasion of Ukraine and the recent COVID-19 (or “coronavirus”) outbreaks in China.  The commentary that follows is attributable to Anthony Ambrose, President and CEO of Data I/O Corporation.

“The Company operates in China through a wholly owned subsidiary, with manufacturing, administration, service and sales operations located in the city of Shanghai.

“According to published reports, outbreaks of the Omicron variant of COVID-19 in China led to a record-breaking level of new local COVID-19 cases that have so far this year exceeded the cases recorded in 2021.  In recent weeks, new COVID cases have been reported in Beijing and Shanghai, as well as in the provinces of Guangdong, Jiangsu, Shandong and Zhejiang. In response, the Shanghai government announced further restrictions on operations that are expected to shut down our facility from March 29 through April 5.  With the prior COVID restrictions and now the shutdown, revenue shipments of approximately $1 million are held up and delayed until the second quarter.  Most of our Shanghai employees are working remotely providing technical support to our customers.

“Our operations in China have remained open since the onset of the COVID-19 pandemic approximately 2 years ago.  We maintain remote working procedures for non-manufacturing and non-factory floor personnel in China.  This does not, however, remove our responsibilities from operating safe workplaces, protecting our team members and communities, and abiding by local regulations.  As such, some of our team members in China have been unable to report to work due to quarantine and travel restrictions.  In addition, some key customers and supply chain partners are experiencing similar workplace challenges and are unable to deliver parts and equipment to us or accept our products that have been manufactured.  The primary issue we are presently encountering in China is the quarantining and temporary closure or lockdowns of certain technology zones where our customers are located, as well as logistics issues due to freight forwarders’ inability to pick up systems.  This will in turn impact our revenue recognition, inventory and other financial performance measures.   We have not received any requests to cancel orders to date and expect to deliver finished systems and other products as soon as the limitations are lifted.  If required, we can move production to our Redmond facility; but we do not anticipate this will be required for these shipments.

“Due to the invasion of Ukraine, economic and trade restrictions have been imposed against Russia.  Data I/O has no operations in Ukraine or Russia, and we remain in compliance with all relevant international trade regulations.”

Financial results for the first quarter ended March 31, 2022 are scheduled to be reported on April 28, 2022, with a conference call to be conducted on that day.  Conference call details will be announced on or about April 14, 2022.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, silicon chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from COVID-19, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts:

Joel Hatlen
Chief Operating and Financial Officer
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com